Exhibit 99.3

Patrice L. Bishop (SBN 182256)

Timothy J. Burke (SBN 181866)

service@ssbla.com

STULL, STULL & BRODY

10940 Wilshire Boulevard

Suite 2300

Los Angeles, CA 90024

Telephone:  (310) 209-2468

Facsimile:  (310) 209-2087

Counsel for Plaintiff Senio Figliozzi

[Additional Counsel Appear on Signature Page]

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF MONTEREY

SENIO FIGLIOZZI,	)	CASE NO. M102427
Individually and on Behalf of All Others Similarly	)
Situated,	)	CLASS ACTION COMPLAINT
)
Plaintiff,	)	FIRST AMENDED COMPLAINT
	)	FOR:
vs.	)
	)	i)	Breach of Fiduciary Duty under
MONTEREY GOURMET FOODS, INC.,	)		Delaware law;
CHARLES B. BONNER,	)	ii)	Breach of the Fiduciary Duty of
MARK C. FRANDSEN,	)		Disclosure under Delaware law;
VAN TUNSTALL,	)		and
TAMMY C. KATZ,	)	iii)	Aiding and Abetting the Board’s
WALTER L. HENNING,	)		Breaches of Fiduciary Duty
ERIC C. EDDINGS,	)		Under Delaware law
JOHN H. McGARVEY,	)
VIJI SAMPATH,	)
SCOTT S. WHEELER,	)	JURY TRIAL DEMANDED
PULMUONE U.S.A., INC.,	)
PULMUONE CORNERSTONE CORPORATION,	)
and DOES 1 through 25, Inclusive,	)
)
Defendants.	)
)

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 8, which Plaintiff alleges upon personal knowledge, as follows:

NATURE OF THE ACTION

1. This is a class action brought under Delaware law on behalf of the public shareholders of Monterey Gourmet Foods, Inc. (“Monterey” or the “Company”) against Monterey and its Board of Directors (the “Board” or “Individual Defendants”) to, inter alia, enjoin a proposed transaction announced on October 8, 2009 (the “Proposed Transaction”), pursuant to which Monterey will be acquired by Pulmuone U.S.A., Inc. and Pulmuone Cornerstone Corporation (collectively “Pulmuone”). On or around October 8, 2009, the Board caused Monterey to enter into an agreement and plan of merger (“Merger Agreement”) to be acquired by Pulmuone in a cash transaction by means of an all-cash tender offer (the “Tender Offer”) and second-step merger for the grossly inadequate price of $2.70 per share, or a total value of approximately $45.8 million. The Tender Offer commenced on November 10, 2009, and is currently scheduled to expire on December 10, 2009.

2. The Proposed Transaction is the result of a flawed process that resulted from the Board’s failure to maximize shareholder value and deprived Monterey’s public shareholders of the ability to participate in the Company’s favorable long-terms prospects.

3. Plaintiff further alleges that Individual Defendants participated directly or by conspiracy, or by aiding and abetting one another, in violation of their fiduciary duties of loyalty, good faith, fair dealing, due care, and full and fair disclosure as set forth under Delaware law to Monterey’s public shareholders in that they caused Monterey to enter into the Proposed Transaction notwithstanding the unfair price offered and without auctioning the company or otherwise giving due consideration to the interests of Monterey’s public shareholders and/or in order to deprive the Company’s public stockholders of the benefits of their equity investment including the expected growth in the Company’s profitability and the beneficial results of the Company’s recent strategic initiatives. The Plaintiff also alleges that Monterey and Pulmuone knowingly aided and abetted the Individual Defendants in breaching their fiduciary duties under Delaware law.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

4. Compounding the unfairness of the Proposed Transaction is the Individual Defendants’ attempt to obtain shareholder approval of the Proposed Transaction through materially incomplete and misleading disclosures contained in the Company’s Solicitation/Recommendation Statement filed with the United States Securities and Exchange Commission (“SEC”) on Form SC 14D-9 on November 10, 2009 (the “Solicitation Statement”) in violation of their fiduciary duties of disclosure under Delaware law.

JURISDICTION

5. This Court has jurisdiction over the subject matter of this action pursuant to the California Constitution, Article VI, Section 10, because this case is an action not given by statute to other trial courts.

6. This Court has jurisdiction over each of the defendants in this action because they conduct business in, reside in, or are citizens of, California.

7. Monterey’s principal place of business is located in this county, and defendants’ wrongful acts arose in this county.

8. This action is not a collusive one to confer jurisdiction on this Court.

9. Delaware law applies to the substantive allegations of this Action under the internal affairs doctrine because, as alleged below, Monterey is a Delaware corporation and the Merger Agreement is governed by Delaware law. Friese v. Superior Court, 36 Cal. Rptr. 558, 568 (Cal. Ct. App. 2005), rev. denied, 2006 Cal. LEXIS 3559 (Cal. Mar. 15, 2006), cert. denied, 549 U.S. 821 (2006).

10. Accordingly, the provisions of the Securities Litigation Uniform Standards Act 1998 are not applicable to this class action under its “Delaware carve out” provisions” (15 U.S.C. §77p(d)) as Monterey is the “issuer” of the securities that are the subject to this Action and Monterey is a Delaware corporation.

PARTIES

11. Plaintiff has owned shares of Monterey common stock since prior to the transactions complained of herein and has continuously owned such shares to date.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

12. Defendant Monterey is a Delaware corporation with its principal executive offices at 1528 Moffett Street, Salinas, California 93905. Monterey is engaged in the production, distribution and marketing of refrigerated gourmet food products in more than 11,000 retail and club stores in the United States, as well as in selected regions of Canada, the Caribbean, Latin America, and the Asian Pacific. The Company’s common shares are listed and actively traded on the Nasdaq under the symbol “PSTA”.

13. Defendant Pulmuone U.S.A., Inc. is a California corporation with its principal executive offices at 2315 Moore Avenue, Fullerton, CA 92833, and is a wholly-owned U.S. subsidiary of Pulmuone Co., Ltd., a South Korean corporation. Pulmuone U.S.A., Inc. manufactures natural foods such as tofu, noodles and other Asian-style products.

14. Defendant Pulmuone Cornerstone Corporation is a Delaware corporation and a wholly-owned subsidiary of Pulmuone U.S.A., Inc. Upon completion of the Proposed Transaction, Monterey will become a wholly-owned subsidiary of Pulmuone U.S.A., Inc.

15. Defendant Charles B. Bonner (“Bonner”) has served as a director of Monterey from 1993 to January 1995 and since September 1995 and at all times relevant hereto. According to the Company’s Form DEF 14A, filed with the United States Securities and Exchange Commission (“SEC”) on April 28, 2009 (the “2009 Proxy”), Bonner is a member of the Board’s Audit Committee.

16. Defendant Mark C. Frandsen (“Frandsen”) has served as a director of Monterey since 2008 and at all times relevant hereto. According to the 2009 Proxy, Frandsen is a member of the Board’s Compensation/Nomination Committee.

17. Defendant Van Tunstall (“Tunstall”) has served as a director of Monterey and Chairman of its Board of Directors since February 1997 and at all times relevant hereto. According to the 2009 Proxy, Tunstall also is the Chairman of the Board’s Corporate Governance Committee.

18. Defendant Tammy C. Katz (“Katz”) has served as a director of Monterey since January 2009 and at all times relevant hereto. According to the 2009 Proxy, Katz is a member of the Board’s Compensation/Nomination Committee.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

19. Defendant Walter L. Henning (“Henning”) has served as a director of Monterey since December 1999 and as Vice-Chairman of the Company’s Board of Directors since 2006 and at all times relevant hereto. According to the 2009 Proxy, Henning is the Chairman of the Board’s Compensation/Nomination Committee and a member of its Corporate Governance Committee.

20. Defendant Eric C. Eddings (“Eddings”) has served as a director of Monterey since 2006 and at all times relevant hereto, and has served as Monterey’s President and Chief Executive Officer since September 2006 and at all times relevant hereto.

21. Defendant John H. McGarvey (“McGarvey”) has served as a director of Monterey since February 2006 and at all times relevant hereto. According to the 2009 Proxy, McGarvey is Chairman of the Board’s Audit Committee and a member of the Corporate Governance Committee.

22. Defendant Viji Sampath (“Sampath”) has served as a director of Monterey since January 2008 and at all times relevant hereto. According to the 2009 Proxy, Sampath is a member of the Board’s Audit Committee.

23. Defendant Scott S. Wheeler (“Wheeler”) has served as a director of Monterey since June 2004 and at all times relevant hereto, and as Monterey’s Chief Financial Officer since October 2003 and at all times relevant hereto.

24. The Defendants identified in paragraphs 13 through 21 are collectively referred to herein as the “Individual Defendants.” By virtue of their positions as directors and/or officers of Monterey, the Individual Defendants are in a fiduciary relationship with Plaintiff and the other public shareholders of Monterey, and owe Plaintiff and Monterey’s public shareholders the highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure under Delaware law. Each of the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence and cause Monterey to engage in the practices complained of herein.

25. The true names and capacities of defendants sued herein under California Code of Civil Procedure §474 as Does 1 through 25, inclusive, are presently not known to plaintiff, who therefore sues these defendants by such fictitious names. Plaintiff will seek to amend this Complaint and include these Doe defendants’ true names and capacities when they are ascertained. Each of the

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by the Company.

26. Under Delaware law, in any situation where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break-up of the corporation’s assets, the directors have an affirmative fiduciary obligation to act in the best interests of the company’s shareholders. Under Delaware law, to diligently comply with these duties, the directors may not take any action that:

a. Adversely affects the value provided to the corporation’s shareholders;

b. Will discourage or inhibit alternative offers to purchase control of the corporation or its assets;

c. Contractually prohibits them from complying with their fiduciary duties; and/or

d. Will provide the directors, executives or other insiders with preferential treatment at the expense of, or separate from, the public shareholders, and place their own pecuniary interests above those of the interests of the company and its shareholders.

27. In accordance with their fiduciary duties under Delaware law, the Individual Defendants, as directors and/or officers of Monterey, were obligated to refrain from:

a. Participating in any transaction where the directors’ or officers’ loyalties were divided;

b. Participating in any transaction where the directors or officers were entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation; and/or

c. Unjustly enriching themselves at the expense or to the detriment of the public shareholders.

28. The Individual Defendants are acting in concert with one another in violating their fiduciary duties under Delaware law as alleged herein, and specifically in connection with the Proposed Transaction.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

CLASS ACTION ALLEGATIONS

29. Plaintiff brings this action on his own behalf and as a class action on behalf of all Monterey public common stock holders (the “Class”). Excluded from the Class are Defendants and any person, firm, trust, corporation, or other entity related to or affiliated with any Defendant.

30. The members of the Class are so numerous that joinder of all of them would be impracticable. According to the Company’s Form 10-Q filed with the SEC on August 4, 2009, Monterey had 16,781,700 shares of common stock outstanding as of that date, held by scores, if not hundreds, of individuals and entities scattered throughout the country.

31. Plaintiff’s claims are typical of the claims of the Class, because Plaintiff has the same interests as the other members of the Class and Plaintiff and the other members of the Class have and will sustain harm arising out of the Individual Defendants’ breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

32. There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual Class members. The predominant questions of law and fact include, among others, whether:

a.	The defendants have and are breaching their fiduciary duties owed to Plaintiff and the Class under Delaware law;

b.	The Proposed Transaction is entirely fair under Delaware law; and

c.	Plaintiff and the Class are entitled to an injunction and other equitable relief.

33. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class that would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class that would, as a practical matter, be dispositive of the interests of the other members not parties to

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

the adjudications or substantially impair or impede their ability to protect their interests. Plaintiff anticipates no difficulty in the management of this action as a class action.

34. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

35. On October 8, 2009, Monterey announced in a press release that it had entered into definitive merger agreement with Pulmuone whereby Monterey would be acquired through a cash tender offer at a price of $2.70 per share. The Proposed Transaction was valued at a total of approximately $45.8 million. At no previous time had Monterey or any other Defendant made any public disclosures that the Company was being offered for sale or had conducted discussions with any parties concerning such a sale.

36. Upon the completion of a series of acquisitions in 2004-2006, Monterey undertook a comprehensive strategic remodeling of its production facilities, workforce, product lines and distribution channels, positioning itself to capitalize on the emerging consumer demand for fresh, locally-sourced gourmet food products.

37. On April 24, 2008, Monterey issued a press release announcing it had secured 100% managing control and ownership of Sonoma Foods effective March 31, 2008. Pursuant to the transaction, Monterey wrote down intangible assets, severance and inventory, expected total $2.4 million for the first quarter of 2008, and implemented cost savings anticipated to yield $700,000 annually in benefits. Individual Defendant Eddings stated:

We are very pleased to have gained full control of the popular Sonoma Cheese brand. Sonoma Cheese brand equity has grown among our customers; however, critical production and procurement decisions created operating losses. Therefore, similar to our successful turnaround of our Casual Gourmet brand, we intend to focus Sonoma Foods on our core cheese business and return the unit to positive cash flow before we extend the product lines.

38. On May 5, 2008, Monterey issued a press release announcing it had completed improvements for Monterey Pasta Company brands and Sonoma Cheese. Monterey Pasta Company

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

launched four new organic items and introduced two of the proven category leaders into new channels of distribution. Individual Defendant Eddings stated:

Our vision is to offer quality, healthy food products at a reasonable price to support long-term growth. Monterey Pasta was originally created in response to the public’s growing interest in healthy gourmet foods. With continued high demand for organic foods and regionally sourced ingredients, we extended the brand by bringing more variation to the ‘healthy for you’ selections. We believe these new products exemplify our tradition of quality and innovation and give us an edge in the market.

Individual Defendant Wheeler added:

Based on competitive analyses, in March, we were able to increase prices for some SKUs. Additionally, we cut expenses with our repackaging program, which we expect to positively impact margins in the second quarter of 2008. We believe these actions deliver a win-win situation for our customers and our shareholders.

39. On May 28, 2008, Monterey issued a press release announcing it was expanding its distribution relationship with one of the nation’s largest supermarket retailers to sell and market its Sonoma Cheese line of premium quality flavored Jack cheeses to nearly 400 more stores. Additionally, the brand would appear in several chains in the Southwest and one of the nation’s premier upscale mass merchandisers. This availability in a wide range of national specialty food distributors servicing over 20,000 retail outlets offered Sonoma Cheese unprecedented growth opportunities.

40. On July 17, 2008, Monterey issued a press release announcing it was partnering with Acosta Sales and Marketing Company to represent its flagship Monterey Pasta Company brand of premium refrigerated raviolis and pastas in the retail grocery channel. Individual Defendant Eddings stated:

We are very pleased to create this partnership with North American’s leading sales and marketing agency to take our business to the next level.” Acosta’s President and Chief Operating Officer added: “Monterey Gourmet Foods is led by a team of exceptional industry professionals. We believe this company is well positioned for growth in the refrigerated gourmet products category, and we look forward to producing results for this exciting brand.

41. On November 18, 2008, Monterey issued a press release reporting highlights of its new facility in Kent, Washington. Individual Defendant Eddings stated:

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

We are excited about the positive impact our Kent facility is already having on the company. The new facility provides us with the flexibility to accommodate multiple production lines as well as the capacity to capitalize on additional opportunities, such as the private label business. We are looking forward to continue reaping the benefits of having all employees in one central Washington location and all products developed and produced within one state-of-the-art facility. In addition, our performance in September and October demonstrated the company is gaining momentum as sales and profitability increased over the same period last year. Gross margins also improved during the period and we are being positively impacted by relief in commodity costs. All this bodes well as we continue to expect to ship several new products to customers during the fourth quarter.

42. On February 6, 2009, Monterey issued a press release announcing it had entered into a multi-year licensing agreement with Aidells Sausage Company, Inc. (“Aidells”) for Aidells to use the Company’s Casual Gourmet brand on certain protein products in return for licensing fees. Individual Defendant Eddings stated:

Our Casual Gourmet sausages have been a popular item. However, the increasing production costs at our volume level have resulted in losses for years. We are excited we - along with Aidells Sausage - were able to construct an innovative solution. In this win-win situation, Aidells can leverage its production facilities and benefit from the brand equity we built, and Monterey Gourmet Foods can earn license fees and focus on core business prospects in pastas. This agreement is part of a series of strategic initiatives aimed at leveraging our core competencies to take advantage of our strong brands, exceed customer expectations and provide value to our shareholders.

43. On February 24, 2009, Monterey issued a press release announcing its fourth quarter and year end results for 2008. The highlights in the title of the press release were:

•	Monterey Pasta Company brand demonstrates double-digit revenue growth for the quarter and year.

•	Maintains strong balance sheet with $2.2 million in cash and no debt at December 31, 2008.

•	Records $3.3 million in cash flow from operating activities for 2008.

44. According to the press release, for the fourth quarter of 2008 as compared to the fourth quarter of 2007:

Beginning in the fourth quarter of 2008, Monterey Gourmet Foods is reporting in three segments: Gourmet Foods, Further Processed Protein Products (Casual Gourmet brand) and Sonoma Cheese. The Casual Gourmet brand segment includes protein products such as chicken sausages and meatballs and is being reported separately as a result of the company’s decision to exit this business.

•	Revenue was $24.5 million, compared to $26.8 million.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

•	The Gourmet Foods segment net revenues were $22.3 million, compared to 23.1 million.

•	The Casual Gourmet brand segment net revenues were $0.6 million, compared to $1.3 million.

•	The Sonoma Foods segment net revenues were $1.6 million, compared to $2.4 million.

•	Gross margin was 21.3%, compared to 26.9%.

•	SG&A for the quarter was $7.1 million, compared to $6.7 million.

•

Impairment charges and write downs totaled $19.1 million in the fourth quarter 2008, which included goodwill impairment of $12.2 million, other intangible assets impairment of $1.1 million and deferred tax assets valuation allowance of $3.3 million. The company also recorded $2.5 million in the write-off of fixed assets and increase in inventory reserves.

•	The total net loss was $20.3 million, which included $1 9.1 million in aforementioned charges, compared to net income of $641,000.

45. Individual Defendant Eddings stated in the press release:

As previously announced, fourth quarter results were below our expectations; however, we have taken action to position the company to meet the challenges of the economy, exceed our customers’ expectations, and provide value to our shareholders. Our pasta sales under our Monterey Pasta Company brand continue to demonstrate its strength as its sales increased 15 percent for the quarter over the prior year and 19 percent for the full year. In addition, we are tightening our focus on our core competencies in natural foods and fresh pastas and are exiting non-core businesses. As such, in February we shuttered our Casual Gourmet production, but created a revenue stream by licensing the popular brand to Aidell’s Sausage while retaining the brand rights for spreads and dips. We also continue to review options for Sonoma Cheese. Furthermore, we have reduced headcount, frozen wages, and cut other SG&A, which we expect will lower expenses by approximately $2 million in 2009.

46. According to the press release, for the full year 2008 as compared to the full year

•	Revenue was $97.2 million compared to $100.5 million.

•	The Gourmet Foods segment net revenues were $84.9 million, compared to $86.6 million.

•	The Casual Gourmet brand segment net revenues were $6.1 million, compared to $5.7 million.

•	The Sonoma Foods segment net revenues were $6.2 million, compared to $8.3 million.

•	Gross margin was 24.9%, compared to 27.4%.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

•	SG&A was $26.8 million, compared to $25.3 million.

•

Impairment charges and write downs for the year ended 2008 totaled $20.5 million, which included goodwill impairment of $13.2 million, other intangible assets impairment of $1.l million and deferred tax assets valuation allowance of $3.3 million. The company also recorded $2.9 million in the write-off of fixed assets and increase in inventory reserves.

•	The total net loss was $22.5 million, which included $20.6 million in aforementioned charges, compared to net income of $1.7 million.

•	Cash flow from operating activities for 2008 was $3.3 million compared to $4.2 million for 2007.

•

For the twelve months, cash from operations generated $3.3 million. At December 31, 2008, cash and cash equivalents equaled $2.2 million, compared to $5.5 million at December 31, 2007, reflecting cash paid to fund the company’s facility in Kent, Washington and other capital improvements totaling $5.7 million.

47. Individual Defendant Wheeler commented:

During 2008, we implemented modest price increases; however, higher commodity costs reduced margins. Nonetheless, we generated $3.3 million in cash from operations in 2008. As announced earlier in February, we took some necessary non-cash charges that will not have an impact on the company’s liquidity or normal business operations. We now have a $10.8 million valuation allowance reserve against our deferred tax assets. We want to point out to the extent we generate future income, the deferred tax assets such as our Net Operating Loss Carry-forwards are still available to be used to offset income taxes on that income and will result in a lower income tax rate in future years. Furthermore, we are maintaining a solid balance sheet with $2.2 million in cash and no debt.

(Emphasis added).

48. Regarding the Company’s outlook, Individual Defendant Eddings said:

We are encouraged that we will continue to grow our core business and receive accolades for our products. In the February 2009 issue of Good Housekeeping magazine, our Monterey Pasta Company brand was featured in an article titled “100 Meals in Minutes: Healthy, Taste-Tested and Kid Friendly.” In 2009, we are focusing on improving brand performance and building a stronger company overall. Our key initiatives include leveraging our core competencies and expertise to create value for our customers and shareholders; improving procurement to take advantage of lower commodity costs; consolidating facilities and sales teams; and strengthening customer relationships.

49. On May 9, 2009, Monterey reported its financial results for the first quarter ending March 31, 2009. Among the highlights reported:

•	Revenue was $21.0 million, compared to $24.0 million for the first quarter of 2008. Cost of goods sold was $15.1 million, compared to $18.3 million for the comparable period in 2008.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

•	Gross margin was 27.9 percent, compared to 23.8 percent in the first three months of 2008.

•

Net income from continuing operations was $773,000, or $0.05 per diluted share, compared to a net loss from continuing operations of $1.4 million, or $0.08 per diluted share, in the first quarter of 2008.

•

Net income was $747,000, or $0.04 per diluted share, compared to a loss of $1.5 million, or $0.09 per diluted share in the comparable period in 2008. Net income for the 2008 first quarter included $1.6 million in impairment and restructuring charges.

•

During the quarter, the company generated $1.9 million in cash provided by operations, compared to cash used by operations of $131,000 in the same quarter last year. At March 31, 2009, cash and cash equivalents were $3.9 million, compared to $2.2 million at December 31, 2008. All results exclude the discontinued Casual Gourmet brand.

(Emphasis added).

50. Individual Defendant Eddings stated in the press release:

Our first quarter results demonstrate the effectiveness of our strategy to focus on our core business, contain costs and continue to meet and exceed the expectations of our customers.

In addition, we continued to leverage the strength of our brands, further penetrated the retail and club channels, and continued to pursue opportunities in the Private Label and Foodservice channels.

Consistent with celebrating the 20th anniversary of our Monterey Pasta Company brand, we are continuing to build on our solid relationships with our customers and our focus on innovation. We are aggressively introducing new products to the market place and in April we began shipping Pasta Duets, a new product developed using restaurant-inspired concepts. In addition, we are taking advantage of growth in the Private Label channel by pursuing product development opportunities with our key customers.

51. Individual Defendant Wheeler added:

Our profitable results demonstrate the success of our cost containment programs and position us well as we focus on growing revenues in our core business. As such, while revenue was soft for the first quarter, our margins improved by over four-hundred basis points from the same quarter last year. Our SG&A for the first quarter of 2009 was 24.1 percent of revenue, down from 26.3 percent of revenue in last year’s first quarter, which contributed to our improved bottom line of $0.04 in earnings per diluted share. We also successfully managed our working capital components during the quarter, which helped improve our cash flow by approximately $2 million over the first quarter of 2008. As a result, working capital increased to $10.1 million at March 31, 2009, up 17 percent from $8.7 million at December 31, 2008.

(Emphasis added).

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

52. On August 4, 2009, Monterey reported its financial results for its second quarter ended June 30, 2009. Among the highlights reported:

•	Revenue was $19.3 million, compared to $21.6 million for the same period in 2008.

•	Cost of goods sold was $14.2 million, compared to $15.5 million for the comparable period in 2008.

•	Gross margin was 26.1 percent, compared to 28.4 percent for the first six months of 2008.

•	SG&A was $4.9 million or 25.2 percent of net revenue, compared to $5.7 million or 26.3 percent of net revenue.

•	Net income from continuing operations was $219,000, or $0.01 per share, compared to a net loss from continuing operations of $(188,000), or $(0.01) per share in the first two quarters of 2008.

•	Net income was $204,000, or $0.01 per share, compared to a net loss of (173,000), or $(0.01) per share in the comparable period in 2008.

•	At June 30, 2009, cash and cash equivalents were $3.8 million compared to $3.9 million at March 31, 2009. All results exclude the discontinued Casual Gourmet brand.

(Emphasis added).

53. Individual Defendant Eddings stated in the press release:

During the quarter the shipment schedules of two new non-branded products were pushed out, causing volume in our Salinas plant to fall below internal plan. As a result, lower overhead absorption overshadowed the benefits of lower raw material costs and production efficiencies, as well as gross margin improvement in our Sonoma Foods segment. Subsequent to the quarter close, however, we began shipping and are now on track to achieve our customer’s targeted volumes of these non-branded products.

We continued to advance our strategy of focusing on our core, further penetrating the non-branded and Food Service channels and developing innovative items that address both consumer preferences for fresh, restaurant-quality specialty items for at-home preparation and the consumer shift in demand toward value-oriented products. Based on the high quality of our products, we won several bids to distribute non-branded products to our retail and club customers and increased our share of the Food Service channel. As more retail customers evaluate their categories and pricing strategies in response to the economic downturn, we are creating opportunities to further leverage our high quality branded products in the growing non-branded channel.

During the quarter we continued to invest in branding and innovation resources to drive long term growth. For example we began initiatives to better communicate the restaurant-quality attributes and value proposition of our branded products and strengthen our retail pasta program. These investments advance our position as a

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

leader in fresh at-home solution categories. Our performance for the first half of 2009 demonstrates the effectiveness of our growth strategy and our operational excellence.

(Emphasis added).

54. The Company’s Form 10-Q, filed with the SEC on August 4, 2009, noted:

In 2009, we finished shuttering the Further Processed Protein reporting segment as it had declining sales and has not been able to generate a profit for several years. For the six months ending June 30, 2009, we recorded an income before tax loss of $42,000 to dispose of the remaining inventory and other expenses attributed to its closure. During 2009 we have focused on cost reduction initiatives including reducing employee counts, reducing costs, and discontinuing unprofitable products. We have also reacted to the current economic downturn by freezing wages, eliminating our 401K’s matching contribution and taking other cost cutting initiatives.

The success of our efforts to increase revenue will depend on several key factors: (1) whether grocery and club store chains will continue to increase the number of their stores offering our products, (2) whether we can continue to increase the number of grocery and club store chains offering our products, (3) whether we can continue to introduce new products that meet consumer acceptance, (4) whether we, by diversifying into other complementary businesses through new product offerings or acquisitions can leverage our strengths and continue to grow revenues at levels attractive to our investors, (5) whether our acquisitions perform as we planned, (6) whether we can maintain and increase the number of items we are selling to our two largest customers, and (7) whether we can fend off new competitors entering the U.S. retail market from international sources. Grocery and club store chains continually re-evaluate the products carried in their stores, and no assurances can be given that the chains currently offering our product will continue to do so in the future.

We believe that access to capital resources and increasing sales to offset higher fixed overhead, coupled with continued reduction of its administrative and production costs as a percent of sales revenue, will be key requirements in our efforts to enhance our competitive position and increase our market share. In order to support our expansion program, we continue to develop new products for consumers and revise advertising and promotional activities for our retail grocery and club store accounts. There can be no assurance that we will be able to increase our net revenues from grocery and club stores. Because we will continue to make expenditures associated with the expansion of our business, our results of operations may be affected.

Our overall objective is to be the nationally recognized leader in distinctively-flavored, premium-quality gourmet foods. The key elements of our strategy include the following targeted goals:

•

Expand market share through same-store revenue growth, addition of new grocery and club stores, geographic diversification, and product line expansion, including creation of additional meal solutions using Monterey Gourmet Foods products.

•

Introduce new products on a timely basis to maintain customer interest and to respond to changing consumer tastes. In order to maximize our margins, we will design new products that can be manufactured and distributed out of our Salinas, California, Eugene, Oregon, or Seattle, Washington facilities or through co-

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

packer arrangement where we can introduce new products quickly to meet customer requests.

•	Ensure that we have the proper and sufficient staff to accomplish our goals in a timely manner including the enhancement of our marketing department.

•

Reduce operating costs as a percentage of sales through continual evaluation of administrative and production staffing and procedures and consolidation of back office functions. We will consider additional capital improvements in order to increase production efficiencies and capacities, and to reduce our cost of goods on a per unit basis.

•	Except for the Sonoma Cheese Products, operate as one reporting unit with a centralized sales force, marketing department, finance department and operational management.

•	Create brand awareness by communicating to the consumer that we provide flavorful and nutritious lines of products, and promote repeat business by reinforcing positive experiences.

•	Utilize the existing distribution, customer service and selling capabilities we have for the products of new acquisitions in order to grow sales and maximize the results of all brands.

We will continue to direct our advertising and promotional activities to specific programs customized to suit our retail grocery and club store accounts as well as to reach target consumers. These will include in-store demonstrations, coupon programs, temporary price reduction promotions, and other related activities. There can be no assurance that we will be able to increase our net revenues from grocery and club stores.

55. The 10-Q gave no indication the Company had a need for or was searching for a strategic partner or otherwise required an infusion of capital. Instead, it said “[w]e believe that our existing credit facilities, existing cash, and cash flow from operations, are sufficient to meet our cash needs for normal operations including all anticipated capital expenditures for the next twelve months.” (Emphasis added).

56. On August 14, 2009, Monterey issued a press release announcing the closing of its Eugene, Oregon production facility. According to the press release, “relocating the Eugene plant production to the state-of-the-art Kent facility would optimize overall asset utilization and provide customers with more innovative and flexible production runs they require in response to changing consumer preferences.”

57. On September 3, 2009, Monterey issued a press release announcing it would deliver five new pasta items for distribution in 250 SuperTarget Stores nationwide, beginning in late

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

September 2009. Individual Defendant Eddings stated: “This new distribution of our innovative and on-trend filled pasta speaks directly to the SuperTarget guest’s demand for fresh, restaurant-quality ravioli and tortellini for home preparation. This new distribution demonstrates the effectiveness of our investments in innovation and branding as well as our initiatives to better communicate the restaurant-quality attributes of our fresh pasta products.”

58. On November 4, 2009, Monterey filed its Form 10-Q with the SEC for the period ending September 30, 2009. Net income from continuing operations for the third quarter was $7,000 or $0 per share, compared to a net loss from continuing operations of $(33 1,000), or $(0.02) per share in the same period in 2008. For the first three quarters of 2009, net income from continuing operations was $999,000, or $0.06 per share, compared to a net loss of $(1,942,00), or $(0.12) per share, for the comparable period in 2008. The Company continued to “believe that our existing credit facilities, existing cash, and cash flow from operations, are sufficient to meet our cash needs for normal operations including all anticipated capital expenditures for the next twelve months.”

59. Despite its recent strong performance in the face of some of the worst economic conditions in nearly 70 years, including the positive news from the previous two quarters that the Company had turned net losses for the comparable periods in 2008 into net gains, that its cash position was both stable and sufficient, and that it was poised for future growth, on October 8,2009 the Company announced that it agreed to be acquired by Pulmuone through a cash tender offer, followed by a second step merger, for a price of $2.70 per share in cash. The tender offer was scheduled to commence on or about November 9, 2009, and the transaction was expected to close by the end of the fourth quarter of 2009. According to the press release issued by Monterey that day, the $2.70 price “represents a premium of approximately 57.8% over the weighted average price of the Company’s common shares for the last 30 trading days.” Monterey’s estimate of the shareholder premium ignored the fact that its shares closed at $3.11 as recently as April 23, 2008.

60. Market reaction to the announcement of the Proposed Transaction demonstrated the unfairness of the Proposed Transaction to Monterey’s shareholders. Monterey shares rose a little more than 17% on the news of the Proposed Transaction, to a 52-week high of $2.79 per share during trading hours on October 9, 2009, before closing at $2.69 per share that day. However,

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

Monterey’s closing price of $2.69 was up only approximately 14% from its close at $2.37 on October 8, 2009, and a mere 35% from its $2.00 closing on October 1, 2009. In addition, Monterey traded as high as $2.71 on October 19, 2009. The price Pulmuone is offering in the Proposed Transaction represents little or no premium to Monterey’s shareholders, despite Monterey’s claims to the contrary.

61. The Proposed Transaction is designed to enable the Individual Defendants to sell one hundred percent ownership of the Company and its valuable assets at the expense of the Company’s public stockholders who will be deprived of their equity investment and the benefits thereof, including, among other things, the expected growth in the Company’s profitability and the beneficial results of the Company’s recent strategic initiatives.

62. Any alternate buyer for Monterey must contend with Pulmuone, which has the Board’s undivided support, as well as the specter of a tender offer that will close much sooner than a conventional merger, which would require the scheduling of a shareholder vote and obtaining shareholder approval.

63. Moreover, to the detriment of Monterey’s shareholders, the Merger Agreement’s terms substantially favor Pulmuone and are calculated to unreasonably dissuade potential suitors from making competing offers.

64. Section 5.4(a) of the Merger Agreement contains a “go shop” provision allowing the Company to solicit competing proposals through November 7, 2009. However, the Individual Defendants have agreed to a “No Solicitation” provision, effective November 8, 2009, in Section 5.4(b) of the Merger Agreement that unfairly restricts the Board from soliciting alternative proposals by, among other things, constraining its ability to communicate with potential buyers, and in some circumstances, even consider competing proposals. This provision also prohibits the Individual Defendants from initiating contact with possible buyers, even if the Board believes that communicating with a potential bidder could reasonably lead to a superior offer or an offer more closely aligned with the interests of Monterey’s shareholders. The relevant portion of Section 5.4(b) of the Merger Agreement states:

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

Subject to Sections 5.4(c) and 5.4(d), from the Go-Shop Period Termination Date until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 7.1, the Company shall not . . . directly or indirectly: (i) initiate, solicit or knowingly take any action to facilitate or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute, or may reasonably be expected to lead to, an Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, (iii) withdraw (or change, amend, modify or qualify in a manner adverse to [Pulmuone]), or propose publicly to withdraw (or change, amend, modify or qualify, in a manner adverse to [Pulmuone]), or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation (any action or failure to act set forth in the foregoing clauses (ii) or (iii), a “Change of Board Recommendation”), or (iv) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar Contract relating to an Acquisition Proposal or enter into any Contract or agreement in principle that is intended or would reasonably be expected to lead to an Acquisition Proposal or that would reasonably be expected to cause the Company to abandon, terminate or breach its obligations hereunder or fail to consummate the transactions contemplated hereby. Subject to Section 5.4(c), on the Go-Shop Period Termination Date, the Company shall immediately cease and cause to be terminated any activities that would otherwise be a violation of this Section 5.4(b) conducted theretofore by the Company . . . with respect to any Acquisition Proposal.1

(Emphasis added).

65. Section 5.4(c) of the Merger Agreement allows Monterey to consider an unsolicited proposal that may lead to superior proposal, but only if it keeps Pulmuone informed of the process, including the terms and conditions of such a proposal, which can only discourage superior proposals to the detriment of the Company’s public shareholders. Specifically, if Monterey receives a “bona fide written Acquisition Proposal” from a third party on or after November 8, 2009, that is not a “go-shop party,” and the Board determines in good faith that (A) such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to take the actions referred to in clause (x) or (y) of this sentence would reasonably be likely to be inconsistent with its obligations under applicable law, the Company may:

(x) furnish non-public information to the Person making such Acquisition Proposal, provided, that (1) prior to so furnishing such information, the Company shall have

[1]	The provision allows further discussions or negotiations with entities with which the Company was having ongoing discussions or negotiations during the go shop period under certain circumstances.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

received from such Person a Qualifying Confidentiality Agreement, and (2) all such information shall previously have been provided to [Pulmuone] or is provided to [Pulmuone] prior to or substantially contemporaneously with the time it is provided to the Person making such Acquisition Proposal . . . and (y) engage or participate in any discussions or negotiations with such Person with respect to the Acquisition Proposal. At any time following the date of this Agreement, the Company shall, as promptly or reasonably practicable (and in any event within forty-eight (48) hours), advise [Pulmuone] orally and in writing of the receipt from any Person of (1) any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal and the material terms of such proposal and (2) any request for non-public information relating to the Company. . . in connection with a potential Acquisition Proposal, or for access to the properties, books or records of the Company by any Person that informs the Company that is it considering making, or has made, an Acquisition Proposal, in each case, including the identity of the Person(s) making such proposal, inquiry or request, and, if applicable, providing copies of any documents or correspondence evidencing such proposal or inquiry. The Company shall thereafter keep [Pulmuone] reasonably informed on a reasonably current basis of the status and any material developments, discussions and negotiations concerning such Acquisition Proposal, and the material terms and conditions thereof, including by providing a copy of all material documentation or correspondence relating thereto that is exchanged between the Person making such Acquisition Proposal (or its representatives) and the Company. . . . Without limiting the foregoing, the Company will promptly (within two (2) Business Days) notify [Pulmuone] orally and in writing if it determines to begin providing information to, or to engage in negotiations with, any Person other than a Go-Shop Party concerning an Acquisition Proposal.

(Emphasis added).

66. Furthermore, Section 5.4(d) of the Merger Agreement requires the Company to provide Pulmuone with a copy of a superior proposal, provide it with an opportunity to adjust the terms of the Merger Agreement so that the competing offer is no longer a superior proposal, and pay a Breakup Fee before accepting a superior proposal. Section 5.4(d) states:

Notwithstanding anything to the contrary contained in Section 5.4(b), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith . . . constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement which may be offered by [Pulmuone] (including pursuant to clause (II) below), the Company Board may at any time prior to the Acceptance Time, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), unless concurrently with or prior to such termination the Company pays the Breakup Fee and otherwise complies with the provisions of Section 7.1(e) and Section 7.3; and provided, further that the Company Board may not effect a change of Company Board Recommendation or terminate this Agreement pursuant to the foregoing clause (ii) unless (A) the Company shall not have breached this Section 5.4, (B) the Company Board shall have taken into account any changes to the terms of this Agreement proposed by [Pulmuone] in response to a Notice of Adverse Recommendation, and (C):

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

(i) the Company shall have provided written notice to [Pulmuone] (“Notice of Adverse Recommendation”) at least five (5) Business Days in advance (the “Notice Period”) of its intention, to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal, and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new notice period, which shall be five (5) Business Days in advance of the Company Board’s intention to take action pursuant to this Section 5.4(d)); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause the Company Representatives to, during the Notice Period, negotiate with [Pulmuone] in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

67. In section 1.8 of the Merger Agreement, the Individual Defendants agreed to a “top-up” option allowing Pulmuone to purchase from Monterey the number of shares of Monterey-owned common stock equal to the number of shares of Monterey common stock that, when added to the lumber of common shares owned by Pulmuone, constitutes one share more than 90% of the number of Monterey common stock then outstanding, thus allowing for a “short form” merger pursuant to 8 Del. C. § 253, eliminating the need for shareholder approval of the Proposed Transaction, and disenfranchising Monterey’s shareholders.

68. Section 8.3 of the Merger Agreement contains a Breakup Fee of $2.17 million, an exorbitant 4.7% of the approximately $45.8 million total price, as another deal protection device. Moreover, the Breakup Fee is payable even in the event the Board terminates the Merger Agreement pursuant to the lawful exercise of its fiduciary duty, which reinforces the notion that the Breakup Fee is an improper deterrent to the Board’s seeking the best possible price for Monterey’s shareholders, and requires that any superior proposal would have to be at least 4.7% higher than Pulmuone’s offer to be viable.

69. These acts, combined with other defensive measures the Company has in place, effectively preclude any other bidders that might be interested in paying more than Pulmuone for the Company from taking their bids directly to the Company’s owners - its shareholders - and allowing

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

those shareholders to decide for themselves whether they would prefer higher offers to the Proposed Transaction.

70. The consideration to be paid to Plaintiff and the Class members in the Proposed Transaction is unfair and grossly inadequate because, among other things, the intrinsic value of Monterey’s common stock is materially in excess of the amount offered for those shares in the Proposed Transaction given the stock’s current trading price and the Company’s anticipated operating results, net asset value, cash flow, profitability and established markets.

71. The Proposed Transaction will deny Class members their right to share proportionately and equitably in the true value of Company’s valuable and profitable business, and future growth in profits and earnings, at a time when the Company is poised to increase its profitability.

72. The Proposed Transaction is designed to take advantage of Monterey’s stockholders, who are vulnerable from disappointing reversals in the equity markets.

73. As a result, the Individual Defendants have breached the fiduciary duties they owe to the Plaintiff and the Company’s public shareholders because they will not receive adequate or fair value for their Monterey common stock in the Proposed Transaction.

74. On November 10, 2009, Monterey filed its Solicitation Statement with the SEC recommending the Proposed Transaction. As alleged below, the Solicitation Statement omits material information about the Proposed Transaction that must be disclosed to Monterey’s shareholders to enable them to render an informed decision as to whether to tender their shares. This omitted information, if disclosed, would significantly alter the total mix of information available to the average holder of Monterey’s stock.

75. Under Delaware law, the Solicitation Statement omits material information with respect to the process and events leading up to the Proposed Transaction, as well as the opinion and analyses of Monterey’s financial advisors:

a. The Solicitation Statement is materially misleading in that it fails to explain the amount or nature of future investment banking or other financial services that William Blair & Company, L.L.C. (“William Blair”) is currently providing or expects to provide to Pulmuone.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

Moreover, the Solicitation Statement is materially misleading in that it fails, in any fashion, to quantify the anticipated fees and revenues to William Blair for the provision of these services. A reasonable shareholder would find this information material in assessing the ability of William Blair to render an impartial fairness opinion;

b. The Solicitation Statement is materially misleading in that it fails to disclose sufficient detail concerning the lists of potential strategic and financial acquirors developed by the Company’s management and its financial advisors during the process leading up to the Proposed Transaction. Specifically, the Solicitation Statement is materially misleading in that it fails to disclose the exact criteria for determining those potential acquirors, whether any potential acquirors were specifically excluded from that list, and the reasons for that exclusion;

c. The Solicitation Statement is materially misleading in that it fails to disclose any significant details concerning the selection and retention of financial and legal advisors by the Company, including the process that led to the retention of each such advisor and the past relationship between Monterey and those advisors;

d. The Solicitation Statement is materially misleading in that it fails to disclose critical information concerning the Discounted Cash Flow Analysis conducted by William Blair. On one hand, the Solicitation Statement provides a set of financial forecasts prepared by management considered by William Blair in connection with the analyses underlying its fairness opinion. On the other hand, the Solicitation Statement provides that management adjusted those forecasts at least once during the process leading up to the Board’s approval of the Merger Agreement. Nowhere in the Solicitation Statement, however, are any of the management’s original forecasts disclosed. Likewise, the Solicitation Statement fails to disclose what effect these “adjustments” had on the forecast. If, in fact, the adjustments were negative in nature, this information is particularly material because the consideration being offered in the Proposed Transaction appears to be at the low end of the range of values resulting from William Blair’s Discounted Cash Flow Analysis. Any downward adjustment in these forecasts would have had the effect of skewing the resulting range of values downward, thus making the deal price appear to fall within a range of fairness. Put another way, without these “adjustments,” it is likely that the

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

consideration being offered by Pulmuone and approved by the Monterey Board would not be fair based on the range of values indicated by the Discounted Cash Flow Analysis.

e. The Solicitation Statement also is materially misleading in that it fails to disclose the key assumptions underlying William Blair’s selection of discount rates and implied perpetuity growth rates. The Solicitation Statement also does not disclose whether William Blair considered, or management prepared, various cases or scenarios for the financial forecasts;

f. Although the Solicitation Statement contains management’s projections of net sales, gross profit, EBIT and EBITDA, it does not contain the projected net cash flows that form the basis of William Blair’s Discounted Cash Flow Analysis. Also missing from the Solicitation Statement are projections pertaining to utilization of Monterey Gourmet’s net operating losses (“NOLs”);

g. While Solicitation Statement makes clear the fact that William Blair considered the expected value of Monterey Gourmet’s NOLs in its Discounted Cash Flow Analysis, it fails to clarify whether the value of the NOLs was included (as it should have been) in the Selected Public Company Analysis or the Selected M&A Transactions Analysis;

h. The Solicitation Statement fails to disclose detailed multiples for the five companies comprising the sample used in William Blair’s Selected Public Company Analysis and the 19 companies comprising the sample used in its Selected M&A Transactions Analysis;

i. The screening criteria disclosed in the Solicitation Statement results in larger samples than those used in William Blair’s Selected Public Company Analysis and Selected M&A Transactions Analysis. The Solicitation Statement thus fails to disclose other criteria William Blair used to narrow these samples to five companies and 19 transactions, respectively;

j. The Solicitation Statement is materially misleading in that it fails to describe or quantify the synergies considered by William Blair and the Monterey Board of Directors in approving the Merger Agreement. This information is material to stockholders who wish to understand and confirm, among other things, the value to them of the Company being acquired by a synergistic buyer that can offer increased consideration, and whether such factors were considered by the Board under the circumstances;

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

k. The Solicitation Statement is materially misleading in that it fails to disclose certain critical information concerning the Comparable Companies Analysis performed by William Blair in connection with its Fairness Opinion in support of the Proposed Transaction. Specifically, the Solicitation Statement is materially misleading in that it fails to disclose sufficient information concerning the selection criteria for the companies considered. The Solicitation Statement also critically fails to disclose which if any, companies William Blair excluded from this analysis and for what reason;

1. The Solicitation Statement is materially misleading in that it fails to disclose critical information concerning the potential conflicts of defendant Tunstall, which are alleged to have formed one of the bases for the Inspection Action captioned UTR, LLC, v. Monterey Gourmet Foods, Inc., C.A. No. 4861-MG (Del. Ch.); and

m. The Solicitation Statement is materially misleading in that it fails to disclose the scope or nature of the investigation into defendant Tunstall’s alleged conflicts. The Solicitation Statement also is materially misleading in that it fails to disclose the factual results of that investigation (as opposed to the naked conclusion set forth in the Solicitation Statement).

COUNT I

(Breach of Fiduciary Duty against the Individual Defendants Under Delaware Law)

76. Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

77. Under Delaware law, as members of the Company’s Board, the Individual Defendants have fiduciary obligations to: (a) undertake an appropriate evaluation of Monterey’s net worth as a merger/acquisition candidate; (b) take all appropriate steps to enhance Monterey’s value and attractiveness as a merger/acquisition candidate; (c) act independently to protect the interests of the Company’s public shareholders; (d) adequately ensure that no conflicts of interest exist between the Individual Defendants’ own interests and their fiduciary obligations, and, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Monterey’s public shareholders; (e) actively evaluate the Proposed Transaction and engage in a meaningful auction with third parties in an attempt to obtain the best value on any sale of Monterey; and (f) disclose all material information in soliciting shareholder approval of the Proposed Transaction.

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

78. The Individual Defendants have breached their fiduciary duties to Plaintiff and the Class under Delaware law.

79. As alleged herein, the Individual Defendants have initiated a process to sell Monterey that undervalues the Company and vests them with benefits that are not shared equally by Monterey’s public shareholders – a clear effort to take advantage of the temporary depression in Monterey’s stock price caused by the current economic conditions. In addition, by agreeing to the Proposed Transaction, the Individual Defendants have capped the price of Monterey at a price that does not adequately reflect the Company’s true value. The Individual Defendants also failed to sufficiently inform themselves of Monterey’s value, or disregarded the true value of the Company, in an effort to benefit themselves. Furthermore, any alternate acquirer will be faced with engaging in discussions with a management team and board that is committed to the Proposed Transaction.

80. As such, unless the Individual Defendants’ conduct is enjoined by the Court, they will continue to breach their fiduciary duties to plaintiff and the other members of the Class, and will further a process that inhibits the maximization of shareholder value.

81. Plaintiff and the members of the Class have no adequate remedy at law.

COUNT II

(Breach of the Fiduciary Duty of Disclosure against the Individual Defendants Under Delaware Law)

82. Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

83. The Individual Defendants have already caused materially misleading and incomplete information to be disseminated to the Company’s public shareholders under Delaware law. The Individual Defendants have an obligation to be complete and accurate in their disclosures.

84. The Solicitation Statement fails to disclose material financial information, including financial information and information necessary to prevent the statements contained therein from being misleading.

85. The misleading omissions and disclosures by the Individual Defendants concerning information and analyses presented to and considered by the Board and its advisors affirm the inadequacy of disclosures to the Company’s shareholders. Because of the Individual Defendants’

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

failure to provide full and fair disclosure under Delaware law, Plaintiff and the Class will be stripped of their ability to make an informed decision on whether to vote in favor of the Proposed Transaction, and thus are damaged thereby.

86. Plaintiff and the members of the Class have no adequate remedy at law.

COUNT III

(Aiding and Abetting the Board’s Breaches of Fiduciary Duty against

Monterey and Pulmuone under Delaware law)

87. Plaintiff repeats and re-alleges the preceding allegations as if fully set forth herein.

88. Defendants Monterey and Pulmuone knowingly assisted the Individual Defendants’ breaches of fiduciary duty under Delaware law in connection with the Proposed Transaction, which, without such aid, would not have occurred. In connection with discussions regarding the Proposed Transaction, Monterey provided, and Pulmuone obtained, sensitive non-public information concerning Monterey’s operations and thus had unfair advantages which enabled it to acquire the Company at an unfair and inadequate price.

89. As a result of this conduct, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their Monterey shares.

90. Plaintiff and the members of the Class have no adequate remedy at law.

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A.	Ordering that this action may be maintained as a class action and certifying Plaintiff as the Class representative;

B.	Preliminarily and permanently enjoining Defendants and all persons acting in concert with them, from proceeding with, consummating, or closing the Proposed Transaction;

C.	In the event Defendants consummate the Proposed Transaction, rescinding it and setting it aside or awarding rescissory damages to Plaintiff and the Class;

D.	Directing Defendants to account to Plaintiff and the Class for their damages sustained because of the wrongs complained of herein;

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

E.	Awarding Plaintiff the costs of this action, including reasonable allowance for plaintiff’s attorneys’ and experts’ fees; and

F.	Granting such other and further relief as this Court may deem just and proper.

DEMAND FOR JURY TRIAL

Plaintiff hereby demands a trial by jury.

Dated: November 25, 2009

STULL, STULL & BRODY

By:	/s/ Patrice L. Bishop
Patrice L. Bishop
10940 Wilshire Boulevard
Suite 2300
Los Angeles, CA 90024
Telephone: (310) 209-2468
Facsimile: (310) 209-2087

WEISS & LURIE
Joseph H. Weiss
551 Fifth Avenue
Suite 1600
New York, NY 10176
Telephone: (212) 682-3025
Facsimile: (212) 682-3101

Counsel for Plaintiff Senio Figliozzi

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

PROOF OF SERVICE

STATE OF CALIFORNIA	)
)ss.:
COUNTY OF LOS ANGELES	)

I am employed in the county of Los Angeles, State of California, I am over the age of 18 and not a party to the within action; my business address is 10940 Wilshire Boulevard, Suite 2300, Los Angeles, CA 90024.

On November 25, 2009, I caused the following document(s) to be served:

FIRST AMENDED CLASS ACTION COMPLAINT FOR: (i) Breach of Fiduciary Duty under Delaware law; (ii) Breach of the Fiduciary Duty of Disclosure under Delaware law; and (iii) Aiding and Abetting the Board’s Breaches of Fiduciary Duty Under Delaware law.

I served the above document(s) as follows:

SEE ATTACHED SERVICE LIST

By Personal Service (as indicated). I caused such envelope(s) to be hand delivered to the offices of the addressee(s).

By Facsimile Transmission (as indicated). I caused a facsimile machine transmission from facsimile machine telephone number (310) 209-2087 to the facsimile machine telephone number(s) listed on the attached Service List. Upon completion of said facsimile machine transmission(s), the transmitting machine issued a transmission report(s) showing the transmission(s) was/were complete and without error.

By U.S. Mail (as indicated). I enclosed the document(s) in a sealed envelope(s) or package(s) addressed to the persons at the addresses below and placed the envelope(s) for collection and mail with the United States Postal Service with postage fully prepaid.

I declare under penalty of perjury under the laws of the State of California that the above is true and correct.

Executed on November 25, 2009, at Los Angeles, California 90024.

MELANIE JACOBS	/s/ Melanie Jacobs
Type or Print Name	Signature

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

SERVICE LIST

James E. Lyons, Esq.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Embarcadero Center, Suite 3800

San Francisco, CA 94111

Tel:    (415) 984-6400

Fax:    (415) 984-2698

(Via Facsimile and U.S. Mail)

Amy S. Park, Esq.

Lanelle K. Meidan, Esq.

SKADDEN ARPS, SLATE, MEAGHER & FLOM LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Tel:    (650) 470-4500

Fax:    (650) 470-4570

(Via Hand Delivery)

Counsel for Defendants Pulmuone U.S.A., Inc.

and Pulmuone Cornerstone Corporation

Gidon M. Caine, Esq.

John W. Edwards, II, Esq.

JONES DAY

1755 Embarcadero Road

Palo Alto, CA 94303

Tel:    (650) 739-3900

Fax:    (650) 739-3900

(Via Hand Delivery)

Counsel for Monterey Gourmet Foods, Inc.,

Charles B. Bonner, Mark C. Frandsen,

Van Tunstall, Tammy C. Katz, Walter L. Henning,

Eric C. Eddings, John H. Mcgarvey, Viji Sampath,

and Scott S. Wheeler

FIRST AMENDED CLASS ACTION COMPLAINT FOR BREACH OF FIDUCIARY DUTY, BREACH OF FIDUCIARY DUTY OF DISCLOSURE, AND AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY